Exhibit 99.1

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
ANNOUNCES RESULTS OF OPERATIONS
FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2007

Great Neck, New York - November 8, 2007 - One Liberty Properties, Inc. (NYSE: OLP) today announced that for the three months ended September 30, 2007 it had rental income of $9,238,000 and net income of $2,579,000, or $.26 per share. Net income for the three months ended September 30, 2007 includes the Company’s equity in earnings of unconsolidated joint ventures of $141,000, or $.01 per share, interest income and other income of $432,000, or $.04 per share, and income from discontinued operations of $425,000, or $.04 per share. This compares with rental income, net income and net income per share of $8,285,000, $5,735,000 and $.58 per share, respectively, for the three months ended September 30, 2006. Net income for the three months ended September 30, 2006 includes equity in earnings of unconsolidated joint ventures of $246,000, or $.02 per share, the Company’s share of a gain on disposition of real estate of unconsolidated joint venture of $3,294,000, or $.33 per share, and income from discontinued operations of $472,000, or $.05 per share. The weighted average number of common shares outstanding was 10,078,000 and 9,940,000 for the three months ended September 30, 2007 and 2006, respectively.

The Company also reported rental income of $27,812,000 and net income of $8,256,000, or $.82 per share, for the nine months ended September 30, 2007. Net income for the nine months ended September 30, 2007 includes the Company’s equity in earnings of unconsolidated joint ventures of $433,000, or $.04 per share, the Company’s share of gain on disposition of real estate of unconsolidated joint venture of $583,000, or $.06 per share, interest income and other income of $1,477,000, or $.15 per share, and income from discontinued operations of $1,069,000, or $.10 per share. This compares with rental income, net income and net income per share of $23,468,000, $11,997,000, and $1.21 per share, respectively, for the nine months ended September 30, 2006. Net income for the nine months ended September 30, 2006 includes the Company’s equity in earnings of unconsolidated joint ventures of $1,924,000, or $.19 per share, the Company’s share of gain on disposition of real estate of unconsolidated joint venture of $3,294,000, or $.33 per share, interest income and other income of $303,000, or $.03 per share, and income from discontinued operations of $1,704,000, or $.17 per share. The weighted average number of common shares outstanding was 10,045,000 and 9,924,000 for the nine months ended September 30, 2007 and 2006, respectively.

One Liberty also reported funds from operations for the three months ended September 30, 2007 of $4,723,000 ($.47 per share), compared to $4,348,000 ($.44 per share) for the three months ended September 30, 2006, and funds from operations for the nine months ended September 30, 2007 of $14,187,000 ($1.41 per share), compared to $14,547,000 ($1.47 per share), for the nine months ended September 30, 2006. Funds from operations, calculated in accordance with the NAREIT definition, adds back to net income depreciation of properties, One Liberty’s share of depreciation of its unconsolidated joint ventures and amortization of capitalized leasing expenses, and deducts from net income net gain on sale of real estate, including One Liberty’s share of gain on disposition of real estate by its unconsolidated joint venture.

Commenting on the results of operations and funds from operations, Fredric H. Gould, Chairman of the Board and Chief Executive Officer, noted that rental income increased by $953,000, or 11.5%, quarter over quarter, and by $4,344,000, or 18.5%, nine months over nine months. The increase in rental income in both current periods is primarily a result of property acquisitions between April and December 2006.

On the expense side, Mr. Gould noted that operating expenses increased by $356,000, or 10.5%, quarter over quarter, and by $1,908,000, or 20.1%, nine months over nine months. The increase in operating expenses three months versus three months was primarily due to increased depreciation and amortization as a result of the ownership of additional properties. Mr. Gould also noted that general and administrative expenses increased by $99,000 (6.7%) quarter versus quarter essentially due to the implementation of a compensation and services agreement effective as of January 1, 2007, an increase in the compensation of the Chairman of the Board and CEO, as of January 1, 2007, and an increase in compensation expense related to the Company’s restricted stock program and in payroll and payroll related expenses. These increases were offset by a decrease in professional fees, as compared to those incurred in the September 30, 2006 quarter, in connection with a Securities and Exchange Commission and a concurrent Audit Committee investigation and litigation arising out of the activities of the Company’s former president and chief executive officer.

The increased expenses nine months versus nine months was primarily a result of the increased depreciation and amortization and an increase in general and administrative expenses. General and administrative expenses increased by $696,000, or 16.7%, nine months versus nine months, due to implementation of the compensation and services agreement, an increase in the compensation of the Chairman of the Board and CEO, and an increase in restricted stock expense and in payroll and payroll related expenses. Professional fees, including fees of a compensation consultant retained by the Compensation Committee, and increases in other legal and accounting fees contributed to the increase in general and administrative expenses nine months versus nine months, offset by a decrease in professional fees incurred in connection with investigations by the Securities and Exchange Commission and our Audit Committee and legal fees relating to litigation arising out of the activities of the Company’s former president and CEO.

One Liberty’s equity in earnings of unconsolidated joint ventures decreased by $105,000, or 42.7%, and by $1,491,000, or 77.5%, quarter versus quarter, and nine months versus nine months, respectively. The decrease is primarily due to the sale by two of the Company’s joint ventures of their movie theater properties in the last quarter of 2006.

Interest income and other income increased by $389,000, or 905%, and $1,174,000, or 387%, in the current three and nine month periods, respectively, due to the Company’s investment of the distributions it received from its joint ventures on the sale of their movie theater properties in short term interest bearing securities, and gain on the sale of securities in the current nine month period. Interest expense increased by $505,000, or 15.6%, quarter versus quarter, and by $2,066,000, or 22.6%, nine months versus nine months, primarily as a result of mortgages placed on acquired properties.

Commenting on the acquisition activity to date in 2007, Mr. Gould stated, “Although we have investigated, analyzed and bid on several properties, due to a variety of factors, including increased competition and unfavorable prices, we have not acquired any properties to date in 2007. We have recently executed contracts to acquire two single tenant retail properties for an aggregate purchase price of approximately $5.5 million, which are expected to close early in 2008. We continue to actively pursue acquisitions and have available funds and an unused credit line to use for acquisition purposes.”

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

Certain information contained in this press release, including information with respect to factors which may improve our future results of operations together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Form 10-K for the year ended December 31, 2006. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:	Simeon Brinberg (516) 466-3100

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Rental income - Note 1	$9,238	$8,285	$27,812	$23,468

Operating expenses:
Depreciation and amortization	2,026	1,763	6,082	4,909
General and administrative	1,583	1,484	4,867	4,171
Federal excise tax	5	-	55	-
Real estate expenses	55	66	184	200
Leasehold rent	77	77	231	231
Total operating expenses	3,746	3,390	11,419	9,511

Operating income	5,492	4,895	16,393	13,957

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	141	246	433	1,924
Gain on disposition of real estate of unconsolidated
joint venture	-	3,294	583	3,294
Interest and other income	432	43	1,477	303
Interest:
Expense	(3,752)	(3,247)	(11,220)	(9,154)
Amortization of deferred financing costs	(159)	(153)	(479)	(443)
Gain on sale of option to purchase property and other	-	185	-	412

Income from continuing operations	2,154	5,263	7,187	10,293

Income from discontinued operations	425	472	1,069	1,704

Net income	$2,579	$5,735	$8,256	$11,997

Net income per common share (basic and diluted):
Income from continuing operations	$.22	$.53	$.72	$1.04
Income from discontinued operations	.04	.05	.10	.17
Net income per common share	$.26	$.58	$.82	$1.21

Funds from operations - Note 2	$4,723	$4,348	$14,187	$14,547

Funds from operations per common share-diluted -
Note 3	$.47	$.44	$1.41	$1.47

Weighted average number of
common shares outstanding:
Basic	10,078	9,937	10,045	9,921
Diluted	10,078	9,940	10,045	9,924

Note 1 - Rental income includes straight line rent accruals of $1,617 and $392 for the nine and three months ended September 30, 2007 and $1,309 and $475 for the nine and three months ended September 30, 2006, respectively.

Note 2 - Funds from operations is summarized in the following table:

Net income	$2,579	$5,735	$8,256	$11,997
Add: depreciation of properties	2,046	1,822	6,219	5,182
Add: our share of depreciation in unconsolidated
joint ventures	83	75	249	632
Add: amortization of capitalized leasing expenses	15	10	46	30
Deduct: our share of net gain on sale in unconsolidated
joint venture	-	(3,294)	(583)	(3,294)
Funds from operations (a)	$4,723	$4,348	$14,187	$14,547

Note 3 - Funds from operations per common share is summarized in the following table:

Net income	$.26	$.58	$.82	$1.21
Add: depreciation of properties	.20	.18	.62	.52
Add: our share of depreciation in unconsolidated
joint ventures	.01	.01	.03	.07
Add: amortization of capitalized leasing expenses	-	-	-	-
Deduct: our share of net gain on sale in unconsolidated
joint ventures	-	(.33)	(.06)	(.33)
Funds from operations per common share (a)	$.47	$.44	$1.41	$1.47

(a)
We believe that FFO is a useful and a standard supplemental measure of the operating performance for equity REITs and is used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO when reporting their operating results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, we believe that FFO provides a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. We also consider FFO to be useful to us in evaluating potential property acquisitions.

FFO does not represent net income or cash flows from operations as defined by GAAP. You should not consider FFO to be an alternative to net income as a reliable measure of our operating performance; nor should you consider FFO to be an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO does not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP.

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	September 30,	December 31,
	2007	2006
ASSETS:
Real estate investments, net	$335,564	$341,652
Investment in unconsolidated joint ventures	6,580	7,014
Cash and cash equivalents	34,985	34,013
Restricted cash	7,687	7,409
Property held for sale	10,052	10,189
Unbilled rent receivable	9,835	8,218
Other assets	13,434	13,542
Total assets	$418,137	$422,037

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgages and loan payable	$227,078	$227,923
Other liabilities	19,698	13,989
Total liabilities	246,776	241,912

Stockholders’ Equity	171,361	180,125
Total liabilities and stockholders’ equity	$418,137	$422,037